                                                                      Exhibit 99


                                  PROCEPT, INC.

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 13, 2000

         The undersigned stockholder of Procept, Inc. ("Procept"), revoking all prior proxies, hereby appoints John F. Dee and Lynnette C. Fallon, or each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of Procept which the undersigned is entitled to vote at the special meeting of stockholders to be held on [January 6, 2000] at 11:30 a.m., local time, at the headquarters of Procept, 840 Memorial Drive, 5th Floor, Cambridge, MA 02139, upon matters set forth in the Notice of Special Meeting of Stockholders dated December __, 1999, and the related proxy statement/prospectus, copies of which have been received by the undersigned, and in their discretion upon any adjournment of the meeting or upon any other business that may properly be brought before the meeting by the Procept board of directors. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

         This proxy is solicited on behalf of the board of directors of Procept, Inc. A stockholder wishing to vote in accordance with the recommendations of the board of directors need only sign and date this proxy and return it in the enclosed envelope.

                      (Continued on reverse side)

                      (Please fill in the appropriate boxes on the other side)

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. To amend the Procept restated certificate of incorporation to increase the number of authorized shares of common stock, $0.01 par value per share, from 30,000,000 shares to 50,000,000 shares.

         FOR  /  /                AGAINST  /  /              ABSTAIN  /  /

2. To approve the issuance of up to 10,920,000 shares of common stock to the stockholders of Heaven's Door Corporation pursuant to an Agreement and Plan of Merger, dated as of November 8, 1999, among Procept, Heaven's Door Corporation, Procept Acquisition Corp. and certain stockholders of Heaven's Door Corporation, providing for the merger of Procept Acquisition Corp. with and into Heaven's Door Corporation and the issuance of up to 5,000,000 shares of common stock to certain existing stockholders in connection with the cancellation of special rights inherent in their shares of Procept common stock.

         FOR  /  /                AGAINST  /  /              ABSTAIN  /  /

3. To amend the Procept restated certificate of incorporation to change the name of Procept, Inc. to HeavenlyDoor.com, Inc.

         FOR  /   /               AGAINST  /  /              ABSTAIN  /  /

The shares represented by this proxy will be voted as directed or, if no direction is given with respect to the proposal set forth above, will be voted for the proposal.

         Mark here if you plan to attend the meeting          /  /
         Mark here for address change and note at left        /  /

Please promptly complete, date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. Please sign exactly as name(s) appear on the stock certificate.

If the stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other persons.


Signature:                   Date:        Co-Signature:           Date:
          -------------------     --------             ----------      --------
                                          if held jointly